Exhibit 14.1

Code of Ethics

CERAGENIX PHARMACEUTICALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted as of January 16, 2006

Introduction

This Code of Business Conduct and Ethics (the “Code”) applies to Ceragenix Pharmaceuticals, Inc. and its subsidiaries (“Ceragenix” or the “Company”).  This Code covers a wide range of business practices and procedures.  The Code should also be provided to and followed by the Company’s agents and representatives, including, without limitation, consultants.

Although this Code does not cover every issue that may arise, it does set out basic principles to guide all directors, officers, employees, agents, representatives, consultants and contractors (referred to herein collectively as “Personnel”) of the Company.  The Company expects all Personnel at all levels to observe ethical standards, to conduct themselves accordingly, and to avoid even the appearance of improper behavior.

All Personnel should be aware that:

•                  This Code cannot anticipate every possible situation or cover every topic in detail.  If a situation is unclear, stop and ask for guidance before taking action.

•                  When you have questions about the application of this Code to you and your role in the Company, seek assistance from your supervisor or the Company’s legal counsel.

•                  From time to time, the Company may establish training programs to address specific areas of risk.  Reading this Code is not a substitute for undertaking such training and complying with specific policies and procedures.

•                  This Code does not necessarily take into account all local legal requirements.  Where more restrictive local laws or requirements exist, such laws and requirements take precedence, and you must comply with such laws or requirements.  If you have any questions about any conflicts of interest between local legal requirements and the standards of this Code, ask for guidance from the Company’s legal counsel before taking any action.

•                  This Code is not intended to create, nor does it create, any contractual rights related to employment.

•                  Those who violate the standards in this Code are subject to disciplinary action up to and including termination of employment.

•                  If you are aware of a situation that you believe may violate or lead to a violation of this Code, follow the guidelines set forth herein, including, without limitation, Articles IX and X of this Code.

•                  Company policy prohibits any Personnel from retaliating or taking adverse action against anyone for raising or helping to resolve a concern regarding the standards set forth in this Code.

Periodically, Ceragenix may ask its Personnel to certify their commitment to the spirit and letter of this Code.

For purposes of Section 406 of the Sarbanes Oxley Act of 2002 and the rules promulgated thereunder, Articles I-III and VIII-XIII of this Code shall be the Company’s code of ethics for Senior Financial Officers(1).

I                                           Compliance with Laws, Rules and Regulations

The Company is subject to numerous local, state and federal laws, rules and regulations (collectively, “Legal Requirements”).  Obeying Legal Requirements, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built.  Any violation of a Legal Requirement may jeopardize the Company’s integrity.

All Personnel must respect and comply with all applicable Legal Requirements and to refrain from all illegal, dishonest or unethical conduct.  Although Legal Requirements may sometimes be ambiguous or difficult to interpret, the Company expects all Personnel to comply with both the letter of the law and to make a good faith effort to comply with the spirit of the law.  Illegal activities and illegal conduct are prohibited whether or not they are specifically set forth in this Code.  If you have any questions about the existence, applicability or interpretation of any Legal Requirement, you are expected to consult with your supervisor or the Company’s legal counsel.

Compliance with Legal Requirements includes compliance with certain governmental regulations applicable to pharmaceutical companies.  The Company is subject to regulation by the U.S. Food and Drug Administration (“FDA”) and comparable agencies in foreign countries.  These agencies extensively regulate the testing, manufacture, distribution, advertising, pricing and marketing of drug products and medical devices like those of the Company (“Agency Regulations”).

(1) For purposes of this Code, Senior Financial Officers shall mean the Company’s Chief Executive Officer and Chief Financial Officer

The purpose of the Agency Regulations is to establish (i) the safety and effectiveness of drug products and medical devices developed by pharmaceutical and biotechnology companies and (ii) that manufacturers maintain good laboratory and manufacturing practices during testing and manufacturing.  The Company expects all Personnel to demonstrate the values of teamwork, integrity and initiative by ensuring compliance with both the letter and spirit of the Agency Regulations.

With respect to political affairs, Legal Requirements governing political activities and contributions are complex and diverse.  Personnel may not undertake such activities on behalf of the Company or on Company time without the prior approval of the Company’s legal counsel.  The Company also strictly prohibits making illegal payments to government officials of both foreign and domestic jurisdictions.

II                                       Material Nonpublic Information

The Company is committed to fair and efficient trading markets for publicly traded securities.  Any illegal insider trading is unethical, is prohibited as a matter of Company policy and will be dealt with decisively.

A.                                   Insider Trading

If any Personnel is in possession of Material Nonpublic Information (as defined below) relating to the Company, neither such Personnel nor any Related Person (as defined below) may buy or sell securities of the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to or “tip” others, such information.  Even a casual remark to a friend or family member may find its way to a broker and eventually to the entire financial community, thereby requiring the Company to make a premature or unplanned public announcement of such information.  This policy also applies to Material Nonpublic Information relating to any other company with publicly traded securities, including, without limitation, the Company’s customers or suppliers, obtained in the course of employment by or association with the Company.

A “Related Person” includes a person’s spouse, minor children or anyone else living in the household; partnerships in which such person is a general partner; trusts of which he or she is a trustee; and estates of which he or she is an executor.

“Material Nonpublic Information” is material information which would affect a reasonable investor’s decision on whether or not to invest in a company’s securities.  The materiality of a fact depends upon the totality of the circumstances relating to such fact.  A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider such fact important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security.  Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.  Examples of possible Material Nonpublic Information include, but are not limited to:

•                  Plans to issue or repurchase securities

•                  Annual, quarterly or monthly financial results, a change in earnings or projections, or unexpected or unusual gains or losses in major operations

•                  Changes in key management personnel

•                  Mergers, acquisitions, joint ventures, divestitures or tender offers

•                  New products, services or developments

•                  Major litigation

•                  Gain or loss of a significant customer or supplier

•                  Important regulatory approvals

•                  Any other undisclosed information that could affect the price of the security

When material information has been publicly disclosed, each director and executive officer must continue to refrain from buying or selling the securities in question until two full trading days after the information has been publicly released to allow the markets time to absorb the information.  Directors and executive officers must report transactions in Company Securities to the Securities and Exchange Commission (“SEC”) within two days of the transaction.

B.                                     Blackout Periods

Pursuant to SEC rules effective January 26, 2003, the Company’s directors and executive officers are prohibited from trading in the Company’s equity securities during any period of three or more consecutive days during which at least 50% of the participants or beneficiaries in an “individual account” retirement plan of the Company or its subsidiaries are unable to purchase, sell or otherwise acquire or transfer an interest in the equity of the Company held in such plan due to a temporary suspension by the Company or a fiduciary (“Blackout Period”).  “Individual account” plans include, without limitation, defined contribution plans such as a broad-based qualified 401(k) plans and profit sharing plans, stock bonus plans and certain nonqualified deferred compensation arrangements.  There are limited exceptions to this rule, and directors and executive officers should consult with the Company’s legal counsel or designee prior to attempting a securities transaction during a Blackout Period.  Under Regulation BTR adopted by the SEC, the Company is required to notify directors and executive officers of blackouts that might affect them.  The Company also has a general Blackout Period beginning 15 days before the end of a reporting period (quarter or year end) and ending two full trading days after the Company’s financial results have been reported to the public via either a press release and/or the filing of its quarterly or annual reports with the SEC.

C.                                     Corporate Communications

Only designated spokespersons may engage in discussions with persons outside the Company regarding previously undisclosed Material Nonpublic Information of the Company.  For coordination and consistency, all investor and all media inquiries and interview requests must be managed by the Company’s Chief Executive Officer, Chief Financial Officer or designated Investor Relations and Media Relations personnel. Instances of unintentional disclosure should be immediately reported to the Company’s legal counsel in order for the Company to publicly disclose this information on a timely basis.

The Company expects you to consult with the Company’s legal counsel or Chief Financial Officer if you have any questions or uncertainties about insider trading or any matters relating to Material Nonpublic Information, Blackout Periods or corporate communications.

III                                 Conflicts of Interest

Conflicts of interest can arise in virtually every area of the Company’s operations.  A conflict of interest occurs when an individual’s private interest interferes or conflicts in any way (or it even appears to interfere or conflict with) the interests of the Company.  Conflicts of interest, should, to the extent possible, be avoided, and are prohibited as a matter of Company policy, unless full disclosure has been made by the individual and, as deemed necessary and approved by the Board of Directors.

Service to the Company should never be subordinated to personal gain and advantage.  In particular, Personnel must ensure that they never use or attempt to use their position at the Company to obtain any improper personal benefit for themselves, their families or for any other person.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, supplier or customer.  No member of our Personnel may work for or receive payments for services from any competitor, customer, distributor or supplier of the Company without the express written approval of the Chief Executive Officer.  The best policy is to avoid a direct or indirect business connection with the Company’s competitors, suppliers, or customers except on behalf of the Company.

No member of our Personnel should use his or her position with the Company, or confidential or non-public information acquired in connection with such person’s relationship with the Company, in a manner that may create a conflict, or the appearance of conflict, between the interests of the Company and such individual’s personal interests.

No member of our Personnel, nor any member of such Personnel’s family or company in which he or she is an officer, director, partner or beneficial owner of more than 2% of the outstanding securities, may have an interest in a transaction in which the Company is also a party (other than as a consumer of normal services provided by a Company business) without disclosing such interest to the Board of Directors of the Company and having the transaction approved by the Board of Directors.

No member of our Personnel, nor any member of such Personnel’s family or company in which he or she is an officer, director, partner or beneficial owner of more than 2% of the outstanding securities, may be affiliated with any buyer, purchasing agent or provider of goods and services without written authorization from the Company.

No member of our Personnel may serve as a director or officer of a publicly traded company unless approved by the Chief Executive Officer or his designee.  Personnel may not disclose their employment or any affiliation with the Company in the endorsement of any product not affiliated with the Company unless approved by the Chief Executive Officer or his designee.

Employees must make sure that the skills they learn and use in their employment with the Company are not used in such a way that could hurt the business of the Company.  Employees must inform their supervisor of any outside employment, including, without limitation, the name of the employer and the expected work hours.  Although the Company recognizes and respects an individual’s right to be employed by another entity or to engage in activities outside of his or her employment, such employment or activities must not reflect poorly on the Company or conflict with one’s responsibilities to the Company, including, without limitation, impairing one’s work efficiency, interfering with one’ ability to act conscientiously in the best interest of the Company, or requiring the use of Company property or confidential procedures, plans or techniques.

The Company reserves the right to determine, in its sole discretion, when an employee’s employment and activities reflect poorly on the Company or represent a conflict with an employee’s responsibilities to the Company.

Situations that may lead to conflicts of interest include:

•                  Holding a financial interest in a company where one could personally affect the Company’s business with that company

•                  Taking a part-time job where one may be tempted to spend time on that job during one’s normal Company working hours or to use Company property or job information

•                  Receiving gifts of greater than nominal value from suppliers, customers or competitors while one is in a position to influence Company decisions that might affect or appear to affect the outside concern

•                  Receiving personal discounts or other benefits from suppliers, service providers, or customers not available to the general public or similarly situated Company Personnel.

•                  Accepting an offer to purchase ‘friends and family stock” in a company issuing shares through an initial public offering (“IPO”) if one interfaces with that company in his or her business activities with the Company.

•                  Directing business of the Company to a supplier that is owned or managed by one’s relative or close friend.

•                  Misusing Company resources, one’s position or influence to promote or assist an outside business or not-for-profit activity.

•                  Preferential hiring of, direct supervision of, or making a promotion decision about one’s spouse, relative or close personal friend.

•                  A romantic or other personal relationship that may create a conflict of interest with one’s Company responsibilities or compromise Company interests.

•                  Seeking or accepting, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

•                  Doing business on behalf of the Company with a close relative unless such business has been expressly authorized in writing by a supervisor after such relationship has been appropriately disclosed.

The requirement of freedom from conflicts of interests that applies to all Personnel extends also to situations involving their close relatives.  This normally includes spouses, parents, children and brothers and sisters.

Even where Company approval is not required for any outside activities, one should excuse his or herself from any decision or matter involving the Company to avoid the appearance of impropriety.  The Chief Executive Officer of the Company has the ultimate authority and responsibility to determine what remedial steps should be taken in situations involving an actual or potential conflict of interest except in cases where he or she is involved (in which case the Company’s Board of Directors has such authority).

The Company expects all Personnel to report any potential conflict situation to an immediate supervisor, to the Company’s legal counsel, or in accordance with the procedures set forth in Articles IX and X of this Code.  The Company has the right to take whatever action is necessary to resolve the issue using corrective action it deems appropriate up to and including, without limitation, discharge.

IV.                                Corporate Opportunities

All Personnel owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.  Directors, officers and other employees are prohibited from taking for themselves personally, opportunities which are discovered through the use of Company property, information or position without the prior consent of the Board of Directors.  All Personnel are also prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when such employee knows, or has reason to believe, that the Company may be interested in pursuing such an opportunity and the information is not public.  No director, officer or employee may use Company property, information or position for improper personal gain and no Personnel may compete with the Company directly or indirectly.  See also Article VI regarding the protection and proper use of the Company’s assets.

V.                                    Fair Dealing

The Company seeks to outperform its competition fairly and honestly.  Stealing or otherwise misusing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing improper disclosures of proprietary information by past or present personnel of other companies is prohibited.  All Personnel should endeavor to respect the rights of, and deal fairly and ethically with, the Company’s customers, service providers, suppliers, competitors and employees.  Personnel shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.  In addition, all Personnel have an obligation under Legal Requirements relating to the antitrust laws to avoid certain conduct designed to lessen or restrict competition or to harm competitors.  Such conduct includes certain discussions, exchanges of information or agreements with competitors relating to current and future pricing, production and marketing or allocation of customers and market.  The Company expects all Personnel to consult the Company’s legal counsel regarding any questions or uncertainties regarding antitrust compliance.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, provided or accepted by any Personnel or family members of Personnel unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe or payoff; and (5) does not violate any Legal Requirement.  Please discuss with your supervisor or the Company’s legal counsel any gifts or proposed gifts which you are not certain are appropriate.

The Company’s policy is to abide by rules and practices of federal, state and local legislative and executive agencies regulating receipt of gifts, meals and entertainment from Company representatives.  Personnel shall not entertain or be entertained on behalf of the Company by a person or firm at locations which violate any Legal Requirement.  No illegal activities are to occur during Company-sanctioned entertainment activities, nor should there by any actions which would support a claim against the Company for unlawful discrimination or harassment.

VI.                                Protection and Proper Use of Company Assets

All Personnel should endeavor to protect the Company’s assets and ensure their efficient use.  Company property should not be misused.  Company property may not be sold, loaned or given away regardless of condition, without proper authorization.  Theft, carelessness and waste have a direct impact on the financial well-being and stability of the Company.  Company assets may only be used for legitimate purposes that advance the Company’s interests.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Company equipment should not be used for non-Company business, though reasonable incidental personal use may be permitted.  However, since excessive personal use can be costly and impact profitability, Personnel are expected to use good judgment.

You are personally responsible and accountable for proper expenditure of Company funds, including, without limitation, money spent for travel expenses or customer entertainment.  You are responsible for proper use of property over which you have control, including both Company property and funds, as well as any property that customers or others have entrusted to your custody.

The obligation of all Personnel to protect the Company’s assets includes the Company’s proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, customer lists, supplier lists and any unpublished financial data and reports.  Unauthorized distribution of this information violates Company policy.  It may also be illegal and result in civil or criminal penalties.  The Company expects all Personnel to consult a supervisor or the Company’s legal counsel if it is unclear whether the use of any Company asset in a given situation is inappropriate.

VII.                            Confidentiality

In carrying out the Company’s business, Personnel may have access to confidential or proprietary information about the Company, its customers, suppliers or joint venture partners.  Confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if improperly disclosed.  It also includes information that suppliers and customers have entrusted to the Company.  No Personnel shall take advantage of or disclose to anyone any Company information which they know or have reason to believe is confidential or proprietary unless such disclosure is authorized by the Company’s legal counsel or required Legal Requirements.  This obligation to preserve confidential or proprietary information continues even after a person is no longer employed by, or affiliated with, the Company.

VIII.                        Integrity of Information and Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, many employees regularly use business expense accounts, which must be documented and recorded accurately.  Personnel should not knowingly supply false information on any of the Company’s business records, including, without limitation, employment information, time sheets or maintenance reports.  Any knowledge of false or misleading information on the Company records should be reported to a supervisor.  If you are unsure whether a certain expense is legitimate, ask the Chief Financial Officer.

The Company requires that all the information in its public communications, including, without limitation, its SEC filings, should be full, fair, accurate, timely and understandable.  All Personnel who are involved in the Company’s disclosure process, including without limitation, Senior Financial Officers, are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including, without limitation, the Company’s independent auditors in connection with their audit of the Company’s financial statements, the preparation of any required reports whether by independent or internal accountants or any other work which involves or relates to the filing of a document with the SEC.  In addition, all Personnel with supervisory roles in the Company’s disclosure process have an obligation to discharge their responsibilities diligently.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable Legal Requirements and to the Company’s internal controls policies and procedures.

All Personnel are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account.  Everyone associated with the Company is expressly prohibited from directly or indirectly manipulating an audit and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal or state investigation.  The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject Personnel to federal or state penalties, as well as punishment of up to and including termination of employment.

Please consult the Company’s legal counsel if one has any questions or concerns in this area.

IX.                                Reporting Violations or Concerns

All Personnel should be alerted and sensitive to situations that might result in violations of any Legal Requirements or the standards of conduct set forth in this Code.  If one believes his or her own conduct or that of any other Personnel may have violated any Legal Requirement or this Code, one has an obligation to promptly report the matter to the Company either orally or in writing.  Directors and officers should promptly report any such conduct to the Company’s legal counsel.  Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee of the Board of Directors.  Unless otherwise specifically indicated in this Code, Personnel shall report perceived wrongdoings or unethical behavior promptly as follows:

•                  By contacting the Company’s legal counsel or the Chief Executive Officer

•                  In the case of concerns regarding questionable accounting or auditing matters, employees should also feel free to contact the Chair of the Audit Committee of the Board of Directors.

Any employee who in good faith reports such incidents as described above, or who cooperates in any Company or governmental investigation in connection with any of the above, will be protected to the extent required by applicable law from threats of retaliation, discharge or other types of discrimination, including, but not limited to, compensation or terms and conditions of employment, that are directly related to the disclosure of such reports.  In addition, employees may not be adversely affected because of a refusal to carry out a directive which, in fact, constitutes corporate fraud or is a violation of this Code or any Legal Requirement.  All Company supervisors should familiarize themselves with this Code and the Company’s related policies and procedures to ensure that (i) no adverse affects or other impermissible action is taken with respect to such employees and (ii) any good faith reports are handled in accordance with the Company’s policies and procedures.

X.                                    Compliance Procedures

Everyone associated with the Company must work to ensure prompt and consistent action against violations of this Code.  However, in some situations it is difficult to know if a violation has occurred.  Since every situation that will arise cannot be anticipated, it is important to have a way to approach a new question or problem.  These are some steps to keep in mind:

•                  Make sure you have all the facts.  In order to reach the right solutions, you and the Company must be as fully informed as possible.

•                  Ask yourself:  What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with and alternatives you have.  Use your judgment and common sense; if something seems unethical or improper, it probably is.

•                  Clarify your responsibility and role.  In most situations, there is shared responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

•                  Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help solve problems.

•                  Seek help from Company resources.  In the rare case where it may not be appropriate to discuss any issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with the Company’s legal counsel.

•                  You may report ethical violations in confidence and without fear of retaliation.   If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•                  Always ask first, act later.  If you are unsure of what to do in any situation, seek guidance before you act.

XI.                                Non-Compliance

Failure to obey rules and regulations violates this Code and may expose you and the Company to criminal or civil prosecution.  Any violation of this Code may result in corrective action, including, without limitation, oral or written reprimand, suspension, modified duties, job title and compensation and benefits, termination and potential civil litigation against you.  The Company may also seek civil remedies from you and even refer misconduct to law enforcement agencies that might even result in a criminal prosecution.  Furthermore, the Company reserves the right to enforce this Code in its sole discretion, on a case-by-case basis, according to the facts and circumstances of each individual instance in which this Code is violated.  No form of disciplinary action enacted by the Company in response to any specific violation of this Code will bind the Company to choose the same form of disciplinary action in reaction to future violations.

XII.                            Waiver

From time to time, circumstances may warrant a material departure from, or a waiver of, a provision of this Code.  Any such waiver of this Code for directors or executive officers may be made only by the Board of Directors or a committee thereof.  In case a waiver of any of Sections I-III or VIII-XII of this Code is granted to a director or an executive officer, a notice of such waiver briefly describing the nature of the waiver, the name of the person to whom the waiver was granted, the reason for the waiver, and the date of the waiver, shall be promptly disclosed in a Current Report on Form 8-K within four days of the waiver.  Notices shall be retained in the Company’s files as required by law.

For the purposes of this Code, the term “waiver” shall include an “implicit waiver,” which shall mean the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company.

XIII.                        Amendments and Modifications of this Code

There shall be no other amendment or modification of this Code except by a vote of the Board of Directors or a designated committee that will ascertain whether amendment or modification is appropriate.  In the case of any amendment or modification of this Code that applies to a Senior Financial Officer, other than a technical, administrative or other non-substantive amendment, a notice of such amendment or modification briefly describing the nature of the amendment or modification will be promptly disclosed on a Form 8-K or on the Company’s website as required by applicable Legal Requirements or NASDAQ Stock Market Rules.

XIV.                       Conclusion

This Code is an attempt to point everyone related to the Company in the right direction, but no document can achieve the level of principled compliance that the Company is seeking.  Each individual is responsible for maintaining his or her awareness of these issues and complying with the Code’s principles to the best of his or her abilities.  Before taking any action, one should always ask oneself:

•                  Does it feel right?

•                  Is this action ethical in every way?

•                  Is this action in compliance with the law?

•                  Could my action create an appearance of impropriety?

•                  Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it.  The Company expects you to act in good faith.  If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures.  The Company hopes that you agree that it is always best to be honest, forthright and loyal.

I have read and agree to comply with the above policy,

Signature	Date

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